Exhibit 1.14

(First Section)	OFFICIAL GAZETTE OF THE FEDERATION	Tuesday, July 30, 2019

DECLARATION of dissolution of the productive State-owned company subsidiary of Petróleos Mexicanos, named Pemex Drilling and Services, resulting from its merger with productive State-owned company subsidiary of Petróleos Mexicanos, named Pemex Exploration and Production, issued by the Board Of Directors of Petróleos Mexicanos, in accordance with articles 13, sections XXVI and XXIX, in connection with 62, of the Petróleos Mexicanos Law.

In the margin, a logo that reads: Petróleos Mexicanos.-Government of Mexico.

DECLARATION OF DISSOLUTION OF THE PRODUCTIVE STATE-OWNED COMPANY SUBSIDIARY OF PETRÓLEOS MEXICANOS, NAMED PEMEX DRILLING AND SERVICES, RESULTING FROM ITS MERGER WITH PRODUCTIVE STATE-OWNED COMPANY SUBSIDIARY OF PETRÓLEOS MEXICANOS, NAMED PEMEX EXPLORATION AND PRODUCTION, ISSUED BY THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, IN ACCORDANCE WITH ARTICLES 13, SECTIONS XXVI AND XXIX, IN CONNECTION WITH 62, OF THE PETRÓLEOS MEXICANOS LAW.

BACKGROUND

Article 25 of the Political Constitution of the United Mexican States establishes, among other things, that the public sector shall have sole control over the strategic areas listed in Article 28, paragraph four of the Constitution, and that the Federal Government shall, at all times, maintain ownership and control of any entities and productive State-owned companies that may be created. Likewise, article 25 provides that the law shall establish, among other things, the rules for the administration. organization and operation of said companies.

Transitional Article Twenty of the Decree reforming and adding several provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the Federal Official Gazette on December 20, 2013, in section III thereof, provides that the legal framework for regulating productive State-owned companies shall, at a minimum, establish that their organization. administration and corporate structure must be in line with international best practices, ensuring their technical and managerial autonomy, in addition to a special contracting system designed to obtain the best results from their activities, such that the governing bodies have the necessary authority to determine their institutional arrangement.

On 11 August 2014, the Decree issuing the Petróleos Mexicanos Law, among other things, was published in the Federal Official Gazette.

Under Articles 59 and 60 of said law, Petróleos Mexicanos may have productive subsidiary companies, which shall have their own legal capacity and separate assets and liabilities, which shall be organized and operate in accordance with the provisions of said Law and any that may be derived therefrom, subject to the leadership, direction and coordination of Petróleos Mexicanos: they shall engage in such activities as the Board of Directors of Petróleos Mexicanos may determine. and operate subject to the special regime provided in said Law.

Article 62 of the Petróleos Mexicanos Law establishes that the creation, merger or spin-off of productive subsidiary companies shall be authorized by the Board of Directors of Petróleos Mexicanos, at the request of its Director General, by adopting the respective Resolution, which shall serve as the document establishing them, which must be published in the Federal Official Gazette and which shall establish, at a minimum, what is provided in said provision.

Petróleos Mexicanos, its productive subsidiary companies and affiliates, shall be competitive in the national and international markets, through the production of goods and performance of services efficiently with increasing quality indexes, to increase their profitability.

On November 18, 2014, through Resolution CA-128/2014, the Board of Directors of Petróleos Mexicanos approved the first corporate reorganization of said company, which included the creation of its productive subsidiary companies.

In said Resolution, the Board of Directors of Petróleos Mexicanos approved the creation of seven productive subsidiary companies for the integration of the drilling functions, among others.

On December 2, 2014, the Ministry of Energy published in the Official Gazette of the Federation the Resolution issuing the Declaration referred to in the Tenth Transitory of the Petróleos Mexicanos Law, for the legal purposes indicated in the aforementioned provision.

In accordance with the provisions of article 70 of the Petróleos Mexicanos Law, the corporate reorganization of Petróleos Mexicanos contemplated that the productive subsidiary companies should align their activities to the Business Plan of Petróleos Mexicanos, as well as conduct their operations based on the planning, strategic vision and best corporate governance practices approved by the Board of Directors of Petróleos Mexicanos.

(First Section)	OFFICIAL GAZETTE OF THE FEDERATION	Tuesday, July 30, 2019

In accordance with Transitory Eighth, Section A, section III. of the Petróleos Mexicanos Law, the Board of Directors of Petróleos Mexicanos issued the creation resolutions of the new productive subsidiary companies, which were published in the Official Gazette of the Federation on April 28, 2015, and the Declaration of effectiveness of the Creation resolution of Pemex Drilling and Services was published in the same dissemination body on July 31, 2015.

The creation of the Productive State-owned Company Subsidiary of Petróleos Mexicanos, named Pemex Drilling and Services, obeyed to the need to modernize this business segment, to face the challenges of the national and international energy industry, giving it the necessary qualities to compete in an open market.

Under current market considerations, it was considered that the results of Pemex Drilling and Services would generate greater economic value and more profitability for the Mexican State, through its merger with Pemex Exploration and Production. Likewise, it was estimated that the optimization of the benefits of Petróleos Mexicanos, requires a corporate restructuring that gives continuity to the drilling strategy, without requiring the existence of a productive subsidiary company with that sole purpose.

In that sense, the Board of Directors of Petróleos Mexicanos in its Extraordinary 939 Meeting of March 26, 2019, through Resolution CA-029/2019 approved the Basic Organizational Structure of Petróleos Mexicanos and Pemex Exploration and Production, among others, and instructed the management of such companies, to submit to that Board the proposal for the merger of Pemex Exploration and Production with Pemex Drilling and Services, as well as the Declaration of Dissolution of Pemex Drilling and Services, resulting from the merger.

Article 62 of the Petróleos Mexicanos Law provides for the merger of productive subsidiary companies, which is authorized by the Board of Directors of Petróleos Mexicanos, at the proposal of its Director General, and shall be submitted in accordance with the regulations issued by the Board of Directors itself.

Based on the foregoing, the Board of Directors of Petróleos Mexicanos in its Extraordinary 944 Meeting, held on June 24, 2019, adopted Resolution CA-077/2019, which authorized the merger of the productive subsidiary companies named Pemex Exploration and Production and Pemex Drilling and Services, the former remaining and the latter being dissolved, in accordance with the regulations that the said joint body issued for that purpose. based on article 62 of the Petróleos Mexicanos Law. Likewise, through Resolution CA-078/2019, it authorized the modification to the Creation Resolution of the merging company.

Based on the Resolution CA-077/2019 mentioned in the previous paragraph, the Board of Directors of Pemex Exploration and Production through Resolution CAEPS-PEP-025/2019, adopted in Extraordinary 39 Meeting of June 24, 2019. approved the merger between Pemex Exploration and Production and Pemex Drilling and Services, in accordance with the regulations issued by the Board of Directors of Petróleos Mexicanos.

Likewise, the Board of Directors of Pemex Drilling and Services through Resolution CAEPS-PPS-012-2019, adopted in Extraordinary 17 Meeting of June 24, 2019, approved the merger between Pemex Exploration and Production and Pemex Drilling and Services, in accordance with the regulations issued by the Board of Directors of Petróleos Mexicanos.

On June 28, 2019, the Board of Directors of Pemex Exploration and Production, in Ordinary 40 Meeting , approved through Resolution CAEPS-PEP-040/2019 the Executive Report of the Director General regarding the progress of the merger of Pemex Exploration and Production with Pemex Drilling and Services, and acknowledged through Resolution CAEPS-PEP-041/2019, the preliminary financial statements of the merger of Pemex Drilling and Services with Pemex Exploration and Production, with figures as of the end of June 2019.

Likewise, on June 28, 2019, the Board of Directors of Pemex Drilling and Services, in Ordinary and Closing 18 Meeting , approved through Resolution CAEPS-PPS-014/2019 the Executive Report of the Director General corresponding to the closing of operations of the Productive Subsidiary Company on the occasion of its merger with Pemex Exploration and Production, and acknowledged through Resolution CAEPS-PPS-015/2019, the preliminary financial statements of the merger of Pemex Drilling and Services with Pemex Exploration and Production, with figures as of the end of June 2019.

Upon completion of the merger process, the Board of Directors of Petróleos Mexicanos in its Extraordinary 946 Meeting. held on July 25, 2019, through Resolution CA-098/2019, with prior notice to the Audit Committee, approved the Final Report of the merger process of the Productive State-owned Subsidiary Companies of Petróleos Mexicanos, named Pemex Exploration and Production and Pemex Drilling and Services, including the financial statements of Pemex Exploration and Production with figures as of June 30, 2019, considering the merger.

Due to the background mentioned, the Declaration of Dissolution of the Productive State-owned Company Subsidiary of Petróleos Mexicanos, named Pemex Drilling and Services, is issued.

(First Section)	OFFICIAL GAZETTE OF THE FEDERATION	Tuesday, July 30, 2019

DECLARATION OF DISSOLUTION OF THE PRODUCTIVE STATE-OWNED COMPANY SUBSIDIARY OF PETRULEOS MEXICANOS, NAMED PEMEX DRILLING AND SERVICES, RESULTING FROM ITS MERGER WITH PRODUCTIVE STATE-OWNED COMPANY SUBSIDIARY OF PETRÓLEOS MEXICANOS, NAMED PEMEX EXPLORATION AND PRODUCTION

SOLE.- Pursuant to Article 62 of the Petróleos Mexicanos Law, the Board of Directors of Petróleos Mexicanos, issues the Declaration of Dissolution of the Productive State-owned Company Subsidiary of Petróleos Mexicanos. named Pemex Drilling and Services, as a result of its merger with the Productive State-owned Company Subsidiary of Petróleos Mexicanos, named Pemex Exploration and Production. effective from July 1, 2019, the latter having been subrogated in all the rights and obligations of the former.

Therefore, as of July 1, 2019, the Creation Resolution of the Productive State-owned Company Subsidiary of Petróleos Mexicanos. named Drilling and Services, has ceased to be effective.

TRANSITORIES

First. The current Declaration of Dissolution shall be published in the Official Gazette of the Federation through the Legal Department of Petróleos Mexicanos, in the understanding that the Productive State-owned Company Subsidiary of Petróleos Mexicanos. named Pemex Drilling and Services, has been dissolved as of July 1, 2019.

Second. With the exception of the Organic Statute of Pemex Drilling and Services, all provisions. rules. guidelines. policies, criteria and other regulations in force prior to this Declaration of Dissolution, issued by the Productive State-owned Company Subsidiary of Petróleos Mexicanos. named Pemex Drilling and Services will continue to be in force, as long as the competent bodies or areas determine their modification or repeal.

Third. As a result of the Dissolution of Pemex Drilling and Services, the Board of Directors of the said company is dissolved.

Fourth. This Declaration of Dissolution shall not affect the payment obligations contracted and the guarantees previously granted. in Mexico and abroad, by Pemex Drilling and Services, to which the Productive State-owned Company Subsidiary named Pemex Exploration and Production is subrogated by virtue of the merger.

Fifth. The appointments, powers-of—attorney, mandates and, in general, the representations given and the powers granted by Pemex Drilling and Services, are revoked and invalidated and without legal effect.

This Declaration of Dissolution of the Productive State-owned Company Subsidiary of Petróleos Mexicanos. named Pemex Drilling and Services, was issued by the Board of Directors of Petróleos Mexicanos, based on articles 13, sections XXVI and XXIX, in relation to 62. of the Petróleos Mexicanos Law, in Extraordinary 946 Meeting held on July 25, 2019, through resolution number CA-098/2019.

Mexico City, July 25, 2019.- The General Counsel of Petróleos Mexicanos, Luz Maria Zarza Delgado.- Signature.

(R.- 484238)

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